EXHIBIT 8.1


                     [LETTERHEAD OF DAVIS POLK & WARDWELL]


                                                                 March 23, 2000


The LTV Corporation
200 Public Square
Cleveland, Ohio  44114

Ladies and Gentlemen:

     We have acted as tax counsel for The LTV Corporation (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to registration under the Securities Act of (i) the resale of the Company's 8 1/4% Series A Cumulative Convertible Preferred Stock, liquidation preference $50 per share (the "Preferred Shares") by certain holders of such Preferred Shares and (ii) the issuance of Common Stock upon the conversion of the Preferred Shares.

     The Preferred Shares were issued pursuant to a Certificate of Designations dated as of November 5, 1999 and filed with the Secretary of State of the State of Delaware.

     In rendering the opinion expressed herein, we have examined only the Registration Statement. We have assumed, with your consent, that all photocopies or facsimiles of the Registration Statement submitted to us faithfully reproduce the original thereof, and that all statements set forth in the Registration Statement are accurate.

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The LTV Corporation                  2                            March 23, 2000


     Based upon the foregoing, our opinion as to the material United States federal income tax consequences of the ownership of the Preferred Stock and the issuance of Common Stock upon the conversion of the Preferred Stock is set forth under the heading "United States Federal Income Tax Considerations" in the Registration Statement.

     Our opinion set forth in the Registration Statement is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Our opinion cannot be relied upon if any of the facts stated in the Registration Statement are inaccurate. This opinion is expressed as of the date hereof, and we do not undertake to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that cause any information, document or facts referred to herein to be untrue or incorrect. Finally, our opinion is limited to the tax matters specifically discussed under the heading "United States Federal Income Tax Considerations" in the Registration Statement, and we have not been asked to address, nor have we addressed, any other tax consequences relating to the Preferred Stock.

     We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. We further understand that reference will be made to our firm's name under the heading "United States Federal Income Tax Considerations" in the Registration Statement. We hereby consent to such use of our firm name.

                                                     Very truly yours,


                                                     /s/ Davis Polk & Wardwell
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